Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2021, relating to the consolidated financial statements of Hoth Therapeutics, Inc. appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
February 4, 2022